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                                                                  Exhibit 4.4(i)

                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                             LOMAK PETROLEUM, INC.

                                   ----------

                        (Pursuant to Section 242 of the
                       Delaware General Corporation Law)

                                   ----------


          LOMAK PETROLEUM, INC., A Delaware Corporation (the "Corporation"),

DOES HEREBY CERTIFY:

          FIRST: The name of the Corporation is LOMAK PETROLEUM, INC.

          SECOND: The amendment to the Certificate of Incorporation of the

Corporation effected by this certificate shall provide for addition of a new

Article VIII to such Certificate of Incorporation which shall read as follows:

                                  ARTICLE VIII

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
     Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of the Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit claim or other matter, but for this Article VIII, would accrue or arise prior to such repeal or modification.

          THIRD: The above amendment to the Certificate was duly adopted by the unanimous written consent of the Board of Directors of the Corporation and has been duly

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approved by the stockholders of the Corporation at the annual meeting of stockholders of the Corporation held on May 25, 1994 by ninety-eight point sixty-three percent (98.63%) of the outstanding shares of the Corporation's capital stock entitled to vote in accordance with the Certificate and the provisions of Section 242 of the General Corporation Law of the State of

Delaware.

     IN WITNESS WHEREOF, Lomak petroleum, Inc. has caused this certificate to be signed by Jeffery A. Bynum, its Vice President - Land and Corporate

Secretary, and attested to by Amy L. Laubscher, its Assistant

Secretary, as of the 2nd day of October 1996.



                                         LOMAK PETROLEUM INC.

                                         By: /s/ Jeffery A. Bynum
                                            -------------------------
                                                 Jeffery A. Bynum
                                                 Vice President - Land and
                                                 Corporate Secretary



ATTEST:



By:  /s/ Amy L. Laubscher
    ---------------------
         Amy L. Laubscher
         Assistant Secretary